Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Second Quarter Net Loss Decreases

54%; Pixantrone NDA Submitted to the FDA for

Approval

Total Net Operating Expenses Decrease Significantly in First Half 2009

Compared to First Half 2008

August 6, 2009 Seattle— Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported recent achievements and financial results for the second quarter and six months ended June 30, 2009.

“The second quarter of 2009 was a transforming quarter for the Company as we reported, in a peer reviewed setting, pixantrone phase III data at the American Society of Clinical Oncology Annual Meeting and completed the submission of the pixantrone New Drug Application (NDA) to the U.S. Food & Drug Administration (FDA),” said James A. Bianco, M.D., CEO of Cell Therapeutics. “On the financial front, we continue to reduce and control our operating expenses, eliminated 44.5% of our outstanding debt through exchange offers completed in June 2009, and raised significant capital to continue to advance pixantrone to market.”

Recent Highlights

•

Completed the submission of the pixantrone NDA to the FDA to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (NHL). CTI requested priority review of the pixantrone NDA which, if granted, could lead to an approval decision from the FDA in the fourth quarter of 2009.

•

Reduced outstanding debt by $52.9 million, representing 44.5% of outstanding debt, through exchange offers completed in June 2009, resulting in an estimated savings in future annual interest expense of approximately $3.3 million.

•	Added to the Russell 3000®, Russell 2000® and Russell Global® Indexes.

•

Raised $43.8 million in gross proceeds in connection with financing transactions in the second quarter of 2009, and an additional $41.7 million in proceeds, net of underwriting discount, in connection with an underwritten offering of common stock and warrants in July 2009.

For the quarter ended June 30, 2009, total net operating expenses decreased approximately 24% to $21.7 million, compared to $28.7 million for the same period in 2008. The decrease is mainly a result of a 54% reduction in research and development

www.CellTherapeutics.com

expenses for the quarter ended June 30, 2009, compared to the same period in 2008. Total operating expenses included restructuring charges of $3.8 million related to the closing of CTI’s Bresso, Italy research facility. Net loss attributable to common shareholders decreased by 54% to $27.4 million ($0.06 per share), compared to a net loss attributable to common shareholders of $59.3 million ($5.18 per share) for the same period in 2008. The reduction in net loss per share is due to an increase in the number of shares outstanding and a reduction in research and development and financing expenses as described above.

For the six months ended June, 30 2009, total operating expenses decreased approximately 50% to $28.3 million, compared to $57.0 million for the same period in 2008. The decrease is mainly a result of a 52% decrease in research and development expenses and a $10.2 million gain on the sale of CTI’s remaining interest in a 50/50-owned joint venture with Spectrum Pharmaceuticals, Inc. in 2009. Net loss attributable to common shareholders decreased 64% to $40.6 million ($0.11 per share), compared to a net loss attributable to common shareholders of $113.9 million ($12.28 per share) for the same period in 2008. The reduction in net loss per share is due to an increase in the number of shares outstanding and a reduction in research and development and financing as described above.

CTI had approximately $12.0 million in cash and cash equivalents, securities available-for-sale, and interest receivable as of June 30, 2009. This does not include approximately $41.7 million, net of underwriting discount, the Company received in July 2009 in connection with an underwritten offering of common stock and warrants.

Conference Call Information

On Thursday, August 6, 2009, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2009 second quarter achievements and financial results.

Conference Call Numbers

Thursday, August 6

8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-9205 (US Participants)

1-480-629-9835 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4130004#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

www.CellTherapeutics.com

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of our securities. Specifically, the risks and uncertainties include statements about our ability to continue to reduce our operating expenses, our ability to continue to raise capital as needed to fund our operations, the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry, in general, and with OPAXIO, pixantrone, and brostallicin, in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma or to achieve market acceptance for such treatments, the possibility that priority review will not be granted by the FDA for the pixantrone NDA and that a decision by the FDA is not rendered in late 2009, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling OPAXIO, pixantrone, and brostallicin, and the risk factors listed or described from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, we do not intend to update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product sales	$—	$2,870	$—	$6,244
License and contract revenue	20	20	40	40

Total revenues	20	2,890	40	6,284

Operating expenses, net:
Cost of product sold	—	767	—	1,657
Research and development	7,320	15,857	15,276	31,712
Selling, general and administrative	10,580	11,518	19,330	22,728
Amortization of purchased intangibles	—	537	—	934
Restructuring charges	3,820	—	3,944	—
Gain on sale of investment in joint venture	—	—	(10,244)	—

Total operating expenses, net	21,720	28,679	28,306	57,031

Loss from operations	(21,700)	(25,789)	(28,266)	(50,747)
Other income (expense):
Investment and other income, net	37	93	71	353
Interest expense	(1,583)	(2,395)	(3,200)	(4,380)
Amortization of debt discount and issuance costs	(497)	(30,202)	(5,348)	(41,146)
Foreign exchange gain (loss)	54	76	95	(2,161)
Make-whole interest expense	—	(25,596)	(6,345)	(33,377)
Gain on derivative liabilities, net	1,596	31,433	7,218	43,177
Gain (loss) on exchange of convertible notes	7,201	(3,313)	7,201	(5,608)
Equity loss from investment in joint venture	—	—	(1,204)	—
Settlement expense	(3,198)	—	(3,368)	—
Write-off of financing arrangement costs	—	(2,361)	—	(2,361)

Net loss before noncontrolling interest	(18,090)	(58,054)	(33,146)	(96,250)
Noncontrolling interest	63	31	152	63

Net loss attributable to CTI	(18,027)	(58,023)	(32,994)	(96,187)
Gain on restructuring of preferred stock	—	—	2,116	—

Preferred stock dividends	(1)	(226)	(24)	(468)
Deemed dividends on preferred stock	(9,398)	(1,067)	(9,648)	(17,265)

Net loss attributable to CTI common shareholders	$(27,426)	$(59,316)	$(40,550)	$(113,920)

Basic and diluted net loss per common share	$(0.06)	$(5.18)	$(0.11)	$(12.28)

Shares used in calculation of basic and diluted net loss per common share (1)	446,174	11,447	366,293	9,277

Balance Sheet Data:

	(amounts in thousands)
	June 30, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents and securities available-for-sale	$11,980	$10,671
Restricted cash	—	6,640
Working capital	(15,134)	(14,141)
Total assets	43,230	64,243
Convertible debt	66,391	142,373
Accumulated deficit	(1,352,870)	(1,312,320)
Total deficit	(57,630)	(132,061)

(1)	Amounts reflect a one-for-ten reverse stock split of our common stock effective August 31, 2008.